Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184701, No. 333-219673, No. 333-173114, No. 333-163929, No. 333-19011, No. 333-71373, No. 333-184701, No. 333-189740 , No. 333-197058, No. 333-205930, No. 333-42276, No. 333-89176, No. 333-141458, and No. 333-214388) and on Form S-3 (No. 333-184703, No. 333-184702, No. 333-182462, No. 333-175419, NoC. 333-160577, No. 333-211869, No. 333-219854, No. 333-192864, No. 333-194529, No. 333-221647 and No. 333-228113) of MicroVision, Inc. (the "Company") of our reports dated March 5, 2019, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Moss Adams LLP

Seattle, Washington
March 5, 2019